                                                                   EXHIBIT 4.7


==============================================================================










                         SECURITIES PURCHASE AGREEMENT


                                     among


                           QUORUM HEALTH GROUP, INC.


                  WELSH, CARSON, ANDERSON & STOWE VIII, L.P.



                                      and


                       the Other Purchasers Named Herein








                          Dated as of August 18, 1999


==============================================================================

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
I.    PURCHASE AND SALE OF SECURITIES..................................      1

      SECTION 1.01.  Issuance, Sale and Delivery of the Securities.....      1
      SECTION 1.02.  Closing Date......................................      1

II.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................      2

      SECTION 2.01.  Organization and Qualification....................      2
      SECTION 2.02.  Subsidiaries......................................      2
      SECTION 2.03.  Capitalization....................................      2
      SECTION 2.04.  Authorization of Agreements, etc..................      3
      SECTION 2.05.  Validity..........................................      3
      SECTION 2.06.  Governmental Approvals............................      4
      SECTION 2.07.  Financial Statements..............................      4
      SECTION 2.08.  SEC Filings.......................................      4
      SECTION 2.09.  Absence of Certain Changes or Events..............      5
      SECTION 2.10.  Actions Pending...................................      5
      SECTION 2.11.  Compliance with Law; Permits......................      5
      SECTION 2.12.  Contracts.........................................      6
      SECTION 2.13.  Rights Agreement Amendment........................      6
      SECTION 2.14.  Offering of the Debentures........................      6
      SECTION 2.15.  Related-Party Transactions........................      6
      SECTION 2.16.  Brokers...........................................      6

III.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.................      7

      SECTION 3.01.  Beneficial Ownership..............................      7
      SECTION 3.02.  Authorization.....................................      7
      SECTION 3.03.  Validity..........................................      7
      SECTION 3.04.  Investment Representations........................      7
      SECTION 3.05.  Governmental Approvals............................      8
      SECTION 3.06.  Schedule 13D......................................      8
      SECTION 3.07.  HSR...............................................      8

IV.   CONDITIONS PRECEDENT.............................................      9

      SECTION 4.01.  Conditions Precedent to the Obligations of the
                       Purchasers......................................      9
      SECTION 4.02.  Conditions Precedent to the Obligations of the
                       Company............................................  10

                                                                          Page
                                                                          ----
V.    SURVIVAL OF REPRESENTATIONS; INDEMNITY..........................      10

      SECTION 5.01.  Survival of Representations......................      10
      SECTION 5.02.  General Indemnity................................      10
      SECTION 5.03.  Conditions of Indemnification....................      11
      SECTION 5.04.  Limitation on Certain Indemnities................      12

VI.   MISCELLANEOUS...................................................      12

      SECTION 6.01.  Restrictive Legends..............................      12
      SECTION 6.02.  Expenses, etc....................................      12
      SECTION 6.03.  Survival of Agreements...........................      12
      SECTION 6.04.  Parties in Interest..............................      13
      SECTION 6.05.  Notices..........................................      13
      SECTION 6.06.  Further Assurances...............................      14
      SECTION 6.07.  Entire Agreement; Assignment.....................      14
      SECTION 6.08.  Counterparts.....................................      14
      SECTION 6.09.  Governing Law....................................      14

                   INDEX TO EXHIBITS, SCHEDULES AND ANNEXES


Exhibit     Description
-------     -----------
  A         Form of Debenture

  B         Form of Registration Rights Agreement

  C         Form of Stockholders Agreement


Schedule    Description
--------    -----------

  I         Purchasers
2.02        Subsidiaries
2.03        Capitalization
2.07        Financial Statements
2.09        Certain Changes or Events
2.10        Actions Pending
2.12        Contracts
2.15        Related-Party Transactions


Annex       Description
-----       -----------

  I         Form of Opinion of Counsel

            SECURITIES PURCHASE AGREEMENT dated as of August 18, 1999, among QUORUM HEALTH GROUP, INC., a Delaware corporation (the "Company"), WELSH, CARSON, ANDERSON & STOWE VIII, L.P., a Delaware limited partnership ("WCAS VIII"), and WCA MANAGEMENT CORPORATION ("WCA Management" and, collectively with WCAS VIII and each other person that shall become a "Purchaser" pursuant to
Section 6.07 hereof, the "Purchasers").

            WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, on the terms and subject to the conditions set forth herein, $150,000,000 aggregate principal amount of 6% Convertible Subordinated Debentures ("Debentures") of the Company in substantially the form of Exhibit A hereto; and

            WHEREAS, in order to induce the Purchasers to consummate the transactions contemplated by this Agreement, the Company has agreed to grant to the Purchasers certain registration rights with respect to the shares (the "Conversion Shares") of the Company's Common Stock, $.01 par value ("Common Stock"), issuable upon conversion of the Debentures purchased hereunder;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                      I.  PURCHASE AND SALE OF SECURITIES

            SECTION 1.01. Issuance, Sale and Delivery of the Securities. (a) On the Closing Date (as defined below), the Company shall issue and sell to the Purchasers, and each Purchaser shall purchase from the Company, a Debenture in the aggregate principal amount set forth opposite the name of such Purchaser in
Schedule I hereto under the heading "Principal Amount of Debenture," for a purchase price equal to such principal amount, and the Company shall issue and deliver to each Purchaser a Debenture substantially in the form attached as Exhibit A hereto, registered in the name of such Purchaser, evidencing the indebtedness of the Company to such Purchaser in connection herewith.

            (b) As payment in full for the Debenture being purchased by each Purchaser hereunder, and against delivery of the Debenture as aforesaid, on the Closing Date each Purchaser shall wire transfer to the account of the Company in immediately available funds the sum set forth opposite the name of such Purchaser in Schedule I hereto under the heading "Principal Amount of Debenture."

            SECTION 1.02. Closing Date. Subject to the terms and provisions of this Agreement, the transfer, sale and delivery of the Debentures contemplated hereby (the "Closing") shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York, on August 31, 1999, or at such date and time as may be mutually agreed upon among the parties hereto (such date and time of the Closing being herein called the "Closing Date").

              II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to the Purchasers as follows:

            SECTION 2.01. Organization and Qualification. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the properties, assets, financial condition, operating results or business of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect").

            SECTION 2.02. Subsidiaries. (a) Except as set forth on Schedule 2.02 hereto or as disclosed in the Company SEC Filings (as defined in Section 2.08), the Company does not have any Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X).

            SECTION 2.03. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock. As of August 17, 1999, 73,232,106 shares of Common Stock were issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable.

            (b) As of the date hereof, except (i) for options granted pursuant to the Company's stock option plan (the "Stock Option Plan") to purchase an aggregate 5,900,075 shares of Common Stock, (ii) for issuances of shares of Common Stock pursuant to the Company's Employee Stock Purchase Plan, (iii) as contemplated by the Rights Agreement dated as of April 16, 1997 (the "Rights Agreement") between the Company and First Union National Bank (as successor to First Union National Bank of North Carolina), as Rights Agent, (iv) for obligations to issue shares of Common Stock pursuant to the Company's Deferred Compensation Plan for Directors, and (v) as set forth on Schedule 2.03 hereof, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its subsidiaries is authorized or outstanding, and (except as otherwise expressly contemplated by this Agreement) there is not any commitment of the Company or any of its subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets.

            SECTION 2.04. Authorization of Agreements, etc. (a) Each of (i) the execution and delivery by the Company of this Agreement, the Debentures, the Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the "Registration Rights Agreement") and the Stockholders Agreement in substantially the form attached hereto as

Exhibit C (the "Stockholders Agreement," and, collectively with the Registration Rights Agreement, the "Ancillary Agreements"), (ii) the performance by the Company of its obligations hereunder and thereunder, and (iii) the issuance, sale and delivery by the Company of the Debentures has been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Company, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances (collectively, "Claims") in favor of any third person upon any of the assets of the Company or any of its subsidiaries, except that no representation is made as to the compliance of the indemnification or contribution provisions of the Registration Rights Agreement with law or public policy. The Board of Directors of the Company has taken all actions necessary under the Delaware General Corporation Law (the "DGCL"), including approving the transactions contemplated by this Agreement, to ensure that Section 203 of the DGCL does not apply to the Purchasers so long as the Purchasers in the aggregate do not beneficially own greater than 30% of the outstanding shares of Common Stock. For purposes of this Agreement, the term "beneficially own" shall have the meaning as set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

            (b) The issuance, sale and delivery of the Debentures to the Purchasers hereunder are not subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any person.

            (c) The Conversion Shares have been duly authorized by the Company and, when issued in accordance with the provisions of the Debentures, will be validly issued, fully paid and nonassessable shares of Common Stock. The issuance, sale and delivery of the Conversion Shares to the Purchasers are not and upon conversion of the Debentures will not be subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any person.

            SECTION 2.05. Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each of the Debentures and the Ancillary Agreements, when executed and delivered by the Company as provided in this Agreement, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that no representation is made as to the enforceability of the indemnification or contribution provisions of the Registration Rights Agreement.

            SECTION 2.06. Governmental Approvals. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article III hereof, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance of this Agreement, the Debentures or the Ancillary Agreements, or the issuance, sale and delivery of the Conversion Shares.

            SECTION 2.07. Financial Statements. (a) The Company has furnished to the Purchasers the consolidated balance sheet of the Company and its subsidiaries as of June 30, 1999 (the "June 30, 1999 Balance Sheet") and the related consolidated statements of operations, stock holders' equity and cash flows for the fiscal year then ended. All such financial statements (including any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied and consistent with prior periods. Such balance sheet fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of June 30, 1999, and such statements of operations, stockholders' equity and cash flows fairly present in all material respects the consolidated results of operations, stockholders' equity and cash flows of the Company and its subsidiaries for the year ended June 30, 1999.

            (b) Except as and to the extent (i) reflected on the June 30, 1999 Balance Sheet (including the notes thereto), (ii) incurred since June 30, 1999 in the ordinary course of business consistent with past practice, or (iii) set forth on Schedule 2.07 hereto, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any kind or nature, whether known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP. Since June 30, 1999, neither the Company nor any of its subsidiaries has suffered any Material Adverse Effect.

            SECTION 2.08. SEC Filings. The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since June 30, 1997, and the Company has made available to the Purchasers, as filed with the SEC, complete and accurate copies of (i) the Annual Report of the Company on Form 10-K for the year ended June 30, 1998, and
(ii) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by the Company with the SEC since June 30, 1998, in each case including all amendments and supplements (collectively, the "Company SEC Filings"). The Company SEC Filings (excluding any financial statements or schedules included therein, which are covered by the representations and warranties of the Company in Section 2.07(a)) (i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            SECTION 2.09. Absence of Certain Changes or Events. Except as set forth on Schedule 2.09 hereto or as otherwise disclosed in the Company SEC Filings and except as otherwise expressly contemplated by this Agreement, since June 30, 1999, neither the Company nor any of its subsidiaries has (i) issued any stock, bonds or other corporate securities, (ii) borrowed or refinanced any indebtedness for borrowed money other than borrowings under the Company's revolving credit facility, (iii) discharged or satisfied any material Claim or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the June 30, 1999 Balance Sheet and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (iv) in the case of the Company only, declared or made any payment or distribution to stockholders, or purchased or redeemed any shares of its capital stock or other securities, or (v) except in connection with this Agreement and the transactions contemplated hereby, entered into any agreement, letter of intent or similar undertaking to take any of the actions listed in clauses (i) through (iv) above.

            SECTION 2.10. Actions Pending. Except (i) as set forth on Schedule
2.10 hereto or (ii) as set forth in the Company SEC Filings, there is no action, suit, investigation or proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company to which its property is subject, before any court or by or before any governmental body or arbitration board or tribunal, which the Company would be required to disclose pursuant to
Item 1 of Part II of Form 10-Q if such Form 10-Q were required to be filed on and as of the date hereof. For the purposes of this Agreement, the term "best of the knowledge of the Company" shall mean the actual knowledge, without independent inquiry, of the executive officers of the Company.

            SECTION 2.11. Compliance with Law; Permits. Neither the Company nor any of its subsidiaries is in default in any respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which the Company or any of such subsidiaries or any of their respective properties or assets is subject, except where such default would not have a Material Adverse Effect. The Company possesses all permits, authorizations, approvals, registrations, variances and licenses ("Permits") necessary for the Company or its subsidiaries to own, use and maintain their properties and assets or required for the conduct of its business in substantially the same manner as it is currently conducted, except where the failure to possess any such Permit would not have a Material Adverse Effect. Except to the extent the failure of any of the following to be correct would not have a Material Adverse Effect, each Permit is in full force and effect, and no proceeding is pending or, to the best knowledge of the Company, threatened to modify, suspend, revoke or otherwise limit any Permit, and no administrative or governmental actions have been taken or, to the best knowledge of the Company, threatened in connection with the expiration or renewal of any Permit.

            SECTION 2.12. Contracts. Except as disclosed in Schedule 2.12 or the Company SEC Filings, there are no contracts or agreements that are material to the conduct of the Business or to the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that the Company would be required to disclose pursuant to paragraph 10 of Item 601 of Regulation S-K if a Form 10-Q were required to be filed on and as of the date hereof. Each of the agreements (collectively, the "Material Agreements") disclosed as an exhibit in the Company SEC Filings in response to paragraph 10 of Item 601 of Regulation S-K under which there are continuing rights or obligations is a valid and enforceable obligation of the Company and, to the best knowledge of the Company, of the other parties thereto, except where the failure to be valid or enforceable would not have a Material Adverse Effect. To the best knowledge of the Company, the Company has not been notified in writing of any claim that any Material Agreement is not valid and enforceable in accordance with its terms for the periods stated therein (other than where such enforceability is in violation of public policy or law), or that there is under any such contract any existing default or event of default or event that with notice or lapse of time or both would constitute such a default, except any such failure to be valid or enforceable and any such defaults that, in the aggregate, would not have a Material Adverse Effect.

            SECTION 2.13. Rights Agreement Amendment. The Company has taken the requisite corporate action (and will promptly cause the Rights Agent under the Rights Agreement to enter into an agreement embodying such action) so that none of the Purchasers shall be deemed an Acquiring Person (as defined in the Rights Agreement) unless and until the Purchasers become the Beneficial Owners (as defined in the Rights Agreement) of greater than 30% of the Voting Shares (as defined in the Rights Agreement).

            SECTION 2.14. Offering of the Debentures. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Article III hereof, neither the Company nor any person acting on the Company's behalf has taken or will take any action (including, without limitation, any offer, issuance or sale of any securities of the Company under circumstances which might require the integration of such transactions with the sale of the Debentures under the Securities Act or the rules and regulations of the SEC thereunder) which would subject the offering, issuance or sale of the Debentures to the Purchasers pursuant to this Agreement to the registration provisions of the Securities Act.

            SECTION 2.15. Related-Party Transactions. Except (i) as set forth on
Schedule 2.15 hereto, (ii) as set forth in the Company SEC Filings or (iii) as contemplated hereby, there are no existing material arrangements or proposed material transactions between the Company and any person or entity that the Company would be required to disclose pursuant to Item 404 of Regulation S-K of the SEC if a proxy statement of the Company were required to be filed on or as of the date hereof, other than arrangements or transactions between the Company and any of the Purchasers.

            SECTION 2.16. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company directly with the Purchasers, without the intervention of any other person on behalf of the Company in such manner as to give rise to any valid claim by any other person against the Purchasers for a finder's fee, brokerage commission or similar payment.

            III.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

            Each Purchaser, severally and not jointly, represents and warrants to the Company as follows:

            SECTION 3.01. Beneficial Ownership. As of the date hereof, WCAS VIII and its affiliates beneficially own an aggregate of 7,390,217 shares of Common Stock.

            SECTION 3.02. Authorization. The execution, delivery and performance by such Purchaser of this Agreement and the Ancillary Agreements, and the purchase and receipt by such Purchaser of the Debentures being acquired by it hereunder, have been duly authorized by all requisite action on the part of such Purchaser and will not violate any provision of law, any order of any court or other agency of government, the charter or other governing documents of such Purchaser, or any provision of any indenture, agreement or other instrument by which such Purchaser or any of such Purchaser's properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in any Claim upon any of the properties or assets of such Purchaser.

            SECTION 3.03. Validity. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms. Each of the Ancillary Agreements, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

            SECTION 3.04. Investment Representations. (a) Such Purchaser is acquiring the Debentures being purchased by such Purchaser hereunder for such Purchaser's own account, for investment, and not with a view toward the resale or distribution thereof, except that WCA Management is acquiring the aggregate principal amount of Debentures set forth opposite its name in Schedule I hereto on behalf of certain persons affiliated or associated with Welsh, Carson, Anderson & Stowe (such persons being herein collectively referred to as the "WCAS Persons").

            (b) Such Purchaser understands that he, she or it, as the case may be, must bear the economic risk of such Purchaser's investment for an indefinite period of time, because the Debentures and, when issued upon conversion of Debentures, the Conversion Shares are not registered under the Securities Act or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Purchaser also understands that, except as provided in the Registration Rights Agreement, it is not contemplated that any registration will be made under the Securities Act or that the Company will take steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of the Debentures or the Conversion Shares.

            (c) Such Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of the investment in the Debentures being purchased hereunder for an indefinite period of time. Such Purchaser further acknowledges that he, she or it, as the case may be, has received copies of the Company SEC Filings and has had the opportunity to ask questions of, and receive answers from, officers of the Company with respect to the business and financial condition of the Company and the terms and conditions of the offering of the Debentures and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

            (d) Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of its investment in the Debentures. Such Purchaser further represents that he, she or it, as the case may be, is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act with respect to its purchase of the Debentures, and that any such Purchaser that is a limited partnership has not been formed solely for the purpose of purchasing the Debentures.

            (e) If such Purchaser is a limited partnership, such Purchaser represents that it has been organized and is existing as a limited partnership under the laws of the State of Delaware.

            SECTION 3.05. Governmental Approvals. No registration or filing with, or consent or approval of, or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary by the Purchasers for the valid execution, delivery and performance of this Agreement and the Ancillary Agreements other than as has been obtained under the HSR Act.

            SECTION 3.06. Schedule 13D. The Schedule 13D filed by the Purchasers with the SEC on March 23, 1999 did not at the time of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment to the
Schedule 13D has been or, except as may be required by reason of the purchase of the Debentures pursuant to this Agreement, is required to be, made.

            SECTION 3.07. HSR. The requisite filing under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, with respect to the acquisition by the Purchasers of the Conversion Shares issuable upon conversion of the Debentures being purchased by the Purchasers has been made, and the applicable waiting period thereunder has expired without any request for additional information or documentary material.

                          IV.   CONDITIONS PRECEDENT

            SECTION 4.01. Conditions Precedent to the Obligations of the Purchasers. The obligations of the Purchasers hereunder are, at their option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

            (a) Representations and Warranties to Be True and Correct. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of such date, and the Company shall have so certified to the Purchasers in writing.

            (b) Performance. The Company shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date, and the Company shall have so certified to the Purchasers in writing.

            (c) All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by the Company and all waivers and consents to be obtained by the Company in connection with the transactions contemplated hereby shall have been taken or obtained by the Company, and all documents incident thereto shall be satisfactory in form and sub stance to the Purchasers and their counsel.

            (d) Opinion of Counsel. The Purchasers shall have received from Ashby Q. Burks, General Counsel of the Company, an opinion dated the Closing Date, substantially in the form of Annex I attached hereto.

            (e) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated Agreement.

            (f) Ancillary Agreements. The Company shall have executed and delivered each of the Ancillary Agreements.

            (g) Financial Statements. The Company shall have delivered to the Purchasers the financial statements described in Section 2.07 of this Agreement in substantially the same form as already provided to the Purchasers in accordance with Section 2.07, except that such financial statements shall have been audited and certified by Ernst & Young LLP, the independent certified public auditors retained by the Company.

            SECTION 4.02. Conditions Precedent to the Obligations of the Company. The obligations of the Company hereunder are, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

            (a) Representations and Warranties to Be True and Correct. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and the Purchasers shall have so certified to the Company in writing.

            (b) Performance. The Purchasers shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date, and the Purchasers shall have so certified to the Company in writing.

            (c) All Proceedings to Be Satisfactory. All proceedings to be taken by the Purchasers and all waivers and consents to be obtained by the Purchasers in connection with the transactions contemplated hereby shall have been taken or obtained by the Purchasers and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel.

            (d) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

            (e) Ancillary Agreements. Each Purchaser shall have executed and delivered each of the Ancillary Agreements.


                  V.  SURVIVAL OF REPRESENTATIONS; INDEMNITY

            SECTION 5.01. Survival of Representations. Subject as set forth below, all representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive for the period commencing on the date hereof and ending on the first anniversary of the date hereof.

            SECTION 5.02. General Indemnity. (a) Subject to the terms and conditions of this Article V, the Company hereby agrees to indemnify, defend and hold the Purchasers harmless from and against all demands, claims, actions or causes of action, assessments, losses (including diminution in value of the Debentures), damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses

(collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by the Purchasers by reason of or resulting from a breach of any representation, warranty or covenant of the Company contained in or made pursuant to this Agreement.

            (b) Subject to the terms and conditions of this Article V, the Purchasers hereby agree to indemnify, defend and hold the Company harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Company by reason of or resulting from a breach of any representation, warranty or covenant of the Purchasers contained in or made pursuant to this Agreement.

            SECTION 5.03. Conditions of Indemnification. The respective obligations and liabilities of the Purchasers, on the one hand, and the Company, on the other hand (the "indemnifying party"), to the other (the "party to be indemnified") under Section 5.02 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

            (a) within 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

            (b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying party shall be given at least 15 days prior written notice of the effectiveness of any such proposed settlement or compromise;

            (c) anything in this Section 5.03 to the contrary notwithstanding
      (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnifying party shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim; and

            (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

            SECTION 5.04. Limitation on Certain Indemnities. Notwithstanding anything in this Article V to the contrary:

            (a) the Company shall not be obligated to indemnify, defend and hold harmless the Purchasers pursuant to Section 5.02 hereof unless the aggregate amount of such Damages exceeds $2,500,000; and

            (b) the Company's aggregate liability and obligation to indemnify, defend and hold harmless the Purchasers pursuant to said Section 5.02 shall in no event exceed the aggregate purchase price paid by the Purchasers for the Debentures pursuant to Section 1.01 hereof.


                              VI.  MISCELLANEOUS

            SECTION 6.01. Restrictive Legends. Each Debenture and each certificate representing the Conversion Shares and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall be stamped or otherwise imprinted with the legends required to be borne by such securities by the Registration Rights Agreement and the Stockholders Agreement, except as expressly provided in such agreements.

            SECTION 6.02. Expenses, etc. The Company shall reimburse WCAS VIII or pay on its behalf, up to a maximum of $175,000 in the aggregate, (i) fees and expenses related to any filings made by WCAS VIII pursuant to the HSR Act and
(ii) the reasonable fees and expenses of counsel retained by WCAS VIII in connection with this Agreement and the transactions contemplated hereby. Such fees and expenses shall be payable on the Closing Date.

            SECTION 6.03. Survival of Agreements. Except as specifically limited as provided in Section 5.01 hereto, all covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the issuance, sale and delivery of the Debentures pursuant hereto, notwithstanding any investigation made at any time by or on behalf of any party hereto. All statements contained in any certificate or other instrument delivered by the Company hereunder shall be deemed to constitute representations and warranties made by the Company.

            SECTION 6.04. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and permitted assigns of such party hereto whether so expressed or not.

            SECTION 6.05. Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

            if to the Company, to

                  Quorum Health Group, Inc.
                  103 Continental Place
                  Brentwood, Tennessee 37027
                  Fax:  (615) 371-4788
                  Attention:  Ashby Q. Burks, Esq.

            with a copy to

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York 10004
                  Fax:  (212) 859-4000
                  Attention:  Jeffrey Bagner, Esq.

            if to any Purchaser, to

                  Welsh, Carson, Anderson & Stowe
                  320 Park Avenue, Suite 2500
                  New York, New York  10022
                  Fax:  (212) 893-9565
                  Attention:  Russell L. Carson

            with a copy to

                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York  10111
                  Fax:  (212) 841-5725
                  Attention:  Robert A. Schwed, Esq.

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing,

(c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.

            SECTION 6.06. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

            SECTION 6.07 Entire Agreement; Assignment. This Agreement (including the Schedules, Exhibits and Annexes thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except in a writing signed by the Company and the Purchasers. This Agreement shall not be assigned without the consent of the other parties hereto, except that notwithstanding anything in this Agreement to the contrary, WCA Management shall be entitled to assign its rights and obligations under this Agreement to the WCAS Persons in its sole discretion. It is understood and agreed that, in the event of such assignment, each of the WCAS Persons shall, at such time, agree to be a "Purchaser" for all purposes of this Agreement, and WCA Management shall not be released from its liabilities under this Agreement.

            SECTION 6.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 6.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

            IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.


                                          QUORUM HEALTH GROUP, INC.



                                          By /s/ James E. Dalton, Jr.
                                             -----------------------------------
                                          Name:
                                          Title: President and CEO


                                          WELSH, CARSON, ANDERSON &
                                             STOWE VIII, L.P.

                                          By WCAS VIII Associates LLC,
                                                General Partner



                                          By: /s/ Russell L. Carson
                                              ----------------------------------
                                                Managing Member


                                          WCA MANAGEMENT CORPORATION



                                          By: /s/ Russell L. Carson
                                              ----------------------------------
                                          Name:
                                          Title: Authorized Officer

                                  SCHEDULE I

                                  Purchasers


                                                                Principal Amount
                   Name                                           of Debenture
------------------------------------------                      ----------------
Welsh, Carson, Anderson & Stowe VIII, L.P. ..............        $142,857,143.00
WCA Management Corporation ..............................           7,142,857.00
                                                                 ---------------
      TOTAL .............................................        $150,000,000.00
                                                                 ===============

----------

The address for each of the Purchasers is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.


                                      16